Exhibit 10.18
Version dated 18 May 2009
Dated the 7th day of July 2010
HONG KONG SCIENCE AND TECHNOLOGY
PARKS CORPORATION
as Landlord
and
SIGE SEMICONDUCTOR (HONG KONG) LIMITED
as Tenant

LEASE
of
Units 309 and 310 of the 3rd Floor of Lakeside 1,
No. 8 Science Park West Avenue, Phase Two,
Hong Kong Science Park
Pak Shek Kok, Tai Po, New Territories, Hong Kong
(Tai Po Town Lot No. 182)

REGISTERED at the Land Registry
by Memorial No.
on
p. Land Registrar
BAKER & McKENZIE
14th Floor, Hutchison House
Hong Kong
RY/TYKL/VWH/mwy
CON:71521

Version dated 18 May 2009

i

Version dated 18 May 2009

ii

THIS LEASE is made on the 7th day of July 2010
BETWEEN:
(1)	HONG KONG SCIENCE AND TECHNOLOGY PARKS CORPORATION, a corporation formed under the Hong Kong Science and Technology Parks Corporation Ordinance, of 8/F, Bio-Informatics Centre, Hong Kong Science Park, Shatin, New Territories, Hong Kong (“Landlord”);

(2)	SIGE SEMICONDUCTOR (HONG KONG) LIMITED, a company incorporated in Hong Kong with its registered office at 11th Floor, One Pacific Place, 88 Queensway, Hong Kong Science Park, Shatin, New Territories (“Tenant”).
NOW IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Lease, the following meanings apply unless the context requires otherwise:

“Application” means the Application for Admission into the Hong Kong Science Park submitted by the Tenant dated 13 March 2010 and any variation thereto agreed in writing by the Landlord and Tenant from time to time;

“Building” means the building described in Schedule 1;

“Common Parts” means all areas, facilities, plant, machinery, equipment and Service Media within the Building and/or the Development from time to time designated by the Landlord for the common use of any of the occupiers of the Building and/or the Development and those authorised by them including, without limitation, the access roads, pedestrian ways, common entrances, staircases, lifts, escalators, roads, forecourts, loading bays, parking areas and landscaped areas;

“Deposit” means the sum specified as such in Schedule 1;

“Development” means the development constructed or to be constructed at Pak Shek Kok, Tai Po, New Territories, Hong Kong and known as Hong Kong Science Park (or however it may be named in the future) and the buildings, structures and erections from time to time thereat;

“Fitting Out Guidelines” means the fitting out guidelines for the Building and/or the Development issued from time to time by the Landlord or the Manager;

“Government” means the government of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Manager” means the person, firm or company appointed from time to time by the Landlord to manage the Development;

“Permitted Use” means the use specified in Schedule 1;

“Premises” means each and every part of the premises described in Schedule 1 including:
(i)	all additions and improvements to the Premises;

(ii)	all fixtures in the Premises whether or not originally fixed to them except any fixture installed by the Tenant for the purposes of its business that can be removed from the Premises without defacing the Premises;

(iii)	the finishes applied to the interior of the external walls and to any structural columns but not any other part of the external walls or structural columns;

(iv)	the floor finishes but nothing below them;

(v)	the ceiling finishes but nothing above them;

(vi)	any non-load-bearing internal walls wholly inside the Premises;

(vii)	the inner half of the internal non-load-bearing walls dividing the Premises from other parts of the Building;

(viii)	the doors and windows and door and window frames (but not the curtain wall);

(ix)	the Service Media in the Building that solely serve the Premises;

(x)	those of the Landlord’s Provisions (set out in Schedule 3) that are within the Premises.
“Prescribed Rate” means three per centum per annum above the Prime Rate from time to time quoted by The Hongkong And Shanghai Banking Corporation Limited;

“Rent” means the rent detailed in Schedule 1;

“Safety, Health and Environment (SHE) Handbook” means those rules and regulations in relation to the safety, health and environmental condition of the Premises, the Building and/or the Development issued from time to time by the Landlord or the Manager;

“Services” means the services referred to in Schedule 2;

“Service Charges” means the service charges detailed in Schedule 1 subject to review in accordance with Schedule 2;

“Service Hours” means such hours of service as stated in the Tenant’s Handbook or such other hours as the Landlord may reasonably prescribe from time to time after giving written notice to Tenant;

“Service Media” means the sewers, drains, gutters, pipes, ducts, wires, chimneys, fibre optic backbone and other conducting, telecommunications and IT media from time to time in the

Building and/or the Development including any fixings, louvres, cowls and other covers and ancillary apparatus;

“Tenant’s Handbook” means those rules and regulations for the occupation or use of the Building and/or the Development issued from time to time by the Landlord or the Manager;

“Term” means the term of years detailed in Schedule 1 and any period of holding over thereafter;

“Utilities” means the transmission of sewage, water, electricity, gas, telecommunications and information;

“Working Day” means any day on which banks in Hong Kong generally are open for business.

1.2	In this Lease the following shall apply unless the context requires otherwise:
(a)	The expression the “Landlord” includes the person for the time being entitled to the immediate possession of the Premises on expiry of the Term;

(b)	The expression the “Tenant” shall not include the executors and administrators of any such party or where such party is a corporation its successors in title or any liquidators thereof;

(c)	Where the Tenant comprises more than one individual all covenants undertakings and agreements made by the Tenant herein shall be deemed to be made jointly and severally by all the persons comprising the Tenant;

(d)	Words importing the masculine feminine or neuter gender shall include the others of them, and words importing persons include firms, companies and corporations and vice versa;

(e)	Words importing the singular number shall include the plural and vice versa;

(f)	The index and headings are for reference only and shall be ignored in construing this Lease;

(g)	References to Clauses and Schedules are references to the clauses of and the schedules to this Lease;

(h)	References to “losses” include all liabilities incurred by the Landlord, all damage or loss suffered by it, all claims, demands, actions and proceedings made or brought against it and all costs and disbursements incurred by it;

(i)	Any consent, approval or authorisation to be given by the Landlord must be in writing and signed by or on its behalf if it is to be effective under this Lease. Nothing in this Lease is to be construed as imposing any obligation on the Landlord not to refuse any consent, permission, approval or authorisation unreasonably save where expressed in this Lease;

(j)	References to the expiry of the Term or to the last year of the Term are to the end of the Term and the last year of the Term whether it comes to an end by effluxion of time or in any other way;

(k)	Any agreement by the Tenant not to do any act or thing includes an obligation not to allow or suffer that act or thing to be done by another person;

(1)	Any agreement by the Tenant to do any act or thing includes an obligation to procure that act or thing to be done by another person;

(m)	Any reference to “legislation” includes any statutes, rules, regulations and orders made by any governmental, statutory, public or competent authority in Hong Kong;

(n)	For the purpose of this Lease, any act, default, neglect or omission of any contractor, servant, agent, licensee, employee or visitor of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.
2.	DEMISE

The Landlord LETS the Premises to the Tenant for the Term:

2.1	SUBJECT TO all rights, privileges, restrictions, covenants, agreements and stipulations of whatever nature affecting the Premises and the terms and conditions of this Lease;

2.2	TOGETHER WITH (insofar as the Landlord is entitled to grant the same) the right to use, in common with the Landlord and others having the like right, those Common Parts which are reasonably necessary for the use and enjoyment of the Premises;

2.3	EXCEPT AND RESERVED unto the Landlord and all persons authorised by it or otherwise entitled:
(a)	the right of free and uninterrupted passage and running of Utilities through such Service Media which serve or are capable of serving the Building and/or the Development together with the right to enter the Premises to inspect repair or renew any such Service Media and to construct new Service Media;

(b)	the right to restrict the use of any Common Parts insofar as is reasonably required for the purposes of inspecting, repairing, maintaining, decorating, replacing, renewing or connecting to them but (except in emergency) not so as to deprive the Tenant of access to the Premises;

(c)	the right to alter in any way whatsoever the Common Parts or vary the parts of any Building which from time to time form part of the Development and to vary any building plans relating to the Building and/or the Development from time to time provided that the Tenant’s use of the Premises is not materially adversely affected thereby;

(d)	the right to continue and complete the construction of the Development and to carry out all necessary works in relation thereto including (without limitation) the fitting out of other parts of the Building notwithstanding any noise, disturbance or interference that the Tenant may suffer;

(e)	the right to install in or affix to any part of the Building such Service Media, aerials, plant, machinery and other apparatus, scaffolding, signs and other advertising structures (whether illuminated or not) as the Landlord decides and the right to inspect, repair, remove or replace the same;

(f)	the right upon reasonable notice (except in an emergency when no notice is needed) to enter the Premises to view the condition of the Building and do works to the Building;

(g)	the right to carry out or consent to the carrying out by any person of any erection, demolition, rebuilding or alteration of any building forming part of the Development or in the vicinity notwithstanding any inconvenience or nuisance caused to the Tenant or interference with access of light or air to the Premises;

(h)	the right to enter the Premises in the circumstances in which the agreements by the Tenant contained in this Lease permit such entry;

(i)	the right to subjacent and lateral support from the Premises for the remainder of the Building;

(j)	the right to use the external walls of the Building for whatever purpose the Landlord decides and to assign or delegate such right;

(k)	the right to affix and maintain without interference upon any external part of the Premises during the three months before the expiry of the Term a notice stating that the Premises are to be let and such other information as the Landlord reasonably requires;

(1)	all easements, quasi-easements, privileges and rights whatsoever now enjoyed by any adjoining or neighbouring property affecting the Premises as if such adjoining and neighbouring property and the Premises had at all times been in separate ownership and occupation and such matters had been acquired by prescription or formal grant; and

(m)	the right to access, enter and pass through the Premises to inspect, install, repair, maintain, remove and replace (without limitation) the balconies, planting areas, canopies and flat roofs adjoining or near the Premises (if any);
PROVIDED THAT in exercising the rights in sub-clauses 2.3(a), (e), (f) and (k) the Landlord shall cause as little interference as reasonably practicable to the Tenant and make good any damage caused to the Premises.

3.	TENANT’S AGREEMENTS

The Tenant agrees with the Landlord as follows:

3.1	Rent. Service Charges and other Payments
(a)	To pay the Rent and Service Charges in Hong Kong currency in advance without any deduction, counterclaim or set off on the first day of each calendar month, the first payment to be made on the signing hereof (being the Advance Payment in Schedule 1) and the last payment to be apportioned appropriately on a daily basis;

(b)	To pay all Government rent, taxes, assessments, duties, charges, impositions and outgoings of a recurring nature imposed or charged from time to time on the Premises or upon the owner or occupier of the Premises by the Government or other competent authority other than property tax and expenses of a capital or non-recurring nature (Provided That if the same are imposed or charged upon the Premises and any other property, to reimburse to the Landlord a fair proportion thereof properly attributable to the Premises as decided by the Landlord whose decision shall be final and binding save in case of manifest error) and to pay or reimburse to the Landlord on demand any consumption tax, goods and/or services tax, sales tax, value added tax or any other tax of a similar nature (not including property tax or profits tax) chargeable in respect to any payment made by the Tenant under or in connection with this Lease, or paid by the Landlord in respect of a payment otherwise payable by the Tenant, or as a consequence of any supply or other dealing made or deemed to be made or other matter or thing done or deemed done under or in connection with this Lease;
(c)	(i)	To pay rates charged on the Premises as assessed by the Government quarterly in advance which shall be or be deemed to be payable and due on the first day of the months of January, April, July and October provided that the first payment thereof shall be paid on the signing hereof and the first and last payments being apportioned appropriately on a daily basis;

	(ii)	In the event of the Premises not having been separately assessed to rates by the Government, to pay to the Landlord quarterly in advance such sum (not exceeding the amount which would be payable under the Rating Ordinance (Cap. 116)) as shall be required by the Landlord as a deposit by way of security for the due payment of rates subject to adjustment on actual rating assessment in respect of the Premises being received from the Government;
(d)	To make the payments due to the Landlord under this Lease by way of the Autopay Services provided by member banks of The Hong Kong Association of Banks or in such other manner reasonably required by the Landlord by notice in writing to the Tenant from time to time;

(e)	To pay all deposits and charges for Utilities at the Premises;

(f)	(In addition to the Landlord’s other remedies under this Lease) to pay to the Landlord on demand interest on any sum payable under this Lease at the Prescribed Rate on any sum:
(i)	payable by the Tenant to the Landlord under this Lease from the due date until payment by the Tenant;

(ii)	paid by the Landlord in remedying any breach by the Tenant of this Lease from the date of payment by the Landlord until payment by the Tenant; and

(iii)	not accepted by the Landlord so as not to waive a breach of this Lease from the due date until payment is accepted by the Landlord (but this Sub-clause 3.1(f)(iii) is without prejudice to Clause 6.7(b)).
3.2	Fitting Out
(a)	To fit out the Premises at the Tenant’s expense in accordance with plans and specifications approved by the Landlord (which approval shall not be unreasonably withheld) in a good and proper workmanlike and diligent manner with good quality materials and in all respects in a style and manner appropriate to the Building to the satisfaction of the Landlord (but any approvals given under this Clause 3.2 shall not impose on the Landlord any liability in respect of any non-compliance of any legislation or law, inadequacy or deficiency in the drawings, plans, specifications or works);

(b)	Not to commence any fitting out works until the Landlord’s approval has been obtained and all necessary approvals, licences or permits have been obtained from the relevant competent authorities and all sums (including, without limitation the fitting out deposit, Landlord’s vetting fees, temporary services charges and debris removal charges (if any)) required to be paid prior to commencement of the works in accordance with the Fitting Out Guidelines have been fully paid;

(c)	Not to vary the approved fitting out plans and specifications without the Landlord’s approval (which approval shall not be unreasonably withheld);

(d)	To carry out all fitting out works in compliance with the Landlord’s reasonable requirements and the Fitting Out Guidelines and with all legislation and all requirements of the Building’s insurers and of any utilities supplier. Any Landlord’s approval given hereunder shall not constitute any representation that such legislation and requirements have been complied with;

(e)	In installing, altering or connecting to any Service Media, electrical installations or fire fighting apparatus and system, to use only a contractor nominated by the Landlord and for any other works to use only a reputable contractor approved by the Landlord (which approval shall not be unreasonably withheld) but any such Landlord’s nomination or approval shall not impose on the Landlord any liability for anything done or omitted by such contractor;

(f)	If the Tenant uses its own security system, to ensure that the Tenant’s security system within and at the entrance to the Premises is compatible with the security system for the Building (if any) provided and operated by the Landlord;

(g)	To procure that the Tenant’s contractors take out contractors’ all risks insurance in respect of the Tenant’s fitting out works before they are started and the provisions of Clause 3.6 shall apply to such insurance mutatis mutandis and to procure that as soon as reasonably practicable all money received under such policy is applied in making good the loss or damage in respect of which it was paid.
3.3	Repair
(a)	To keep the Premises in good, clean, substantial and proper repair and condition appropriate to the Building and properly preserved and painted (fair wear and tear excepted);

(b)	To reimburse to the Landlord the cost of replacing all broken or damaged window glass in the Premises irrespective of the cause of such breakage or damage (unless the breakage or damage was caused by the Landlord);

(c)	To keep and if necessary replace any Service Media forming part of the Premises in good clean substantial and proper repair and condition and to comply with the lawful requirements of any competent authority and in doing such works the Tenant shall use only a contractor nominated by the Landlord;

(d)	To reimburse to the Landlord the cost of making good any damage of any type to the Building (including, but not limited to, scratches or damage to the curtain wall of the Building), the Development or any Service Media caused or contributed to by the act, omission, default or negligence of the Tenant or its contractors, servants, agents, employees or licensees;

(e)	To replace any of the fixtures or fittings in the Premises which become beyond repair during the Term;

(f)	To take all reasonable precautions to protect the Premises from damage threatened by an approaching storm or typhoon;

(g)	To maintain all toilets and water apparatus located outside the Premises (if used exclusively or predominantly by the Tenant and its employees or licensees) in good clean substantial and proper repair and condition to the satisfaction of the Landlord and in accordance with the lawful requirements of any competent authority;

(h)	To be wholly responsible for any damage or injury caused to any person or property directly or indirectly through the defective or damaged condition of the Premises or any other area the repair of which is the Tenant’s responsibility under this Lease;

(i)	To employ for the cleaning of the Premises such cleaning contractors as the Landlord requires from time to time and to cause such cleaning services to be carried out only between such hours and on such days as shall have been approved by the Landlord (such approval not to be unreasonably withheld).
3.4	Yielding Up

At the expiry of the Term:
(a)	to yield up the Premises decorated and repaired in accordance with this Lease with vacant possession having removed all lettering, signage, or characters showing the Tenant’s name from the Development and any doors, walls or windows in the Building (making good any damage caused by such removal to the Landlord’s satisfaction);

(b)	if required by the Landlord, to remove at the Tenant’s expense all alterations, installations and additions and any fixtures, or any part thereof specified by the Landlord, made or installed by the Tenant (whether or not with the Landlord’s consent) or by a previous occupier of the Premises and taken over by the Tenant, making good any damage caused by such removal to the Landlord’s satisfaction and if so required by the Landlord to reinstate the Premises to bare shell condition but incorporating the provisions described in Schedule 3, and where such works affect the Service Media or the electrical installations or fire fighting installations of the Premises to use only a contractor nominated by the Landlord and in other cases to use only a reputable contractor approved by the Landlord (such approval not to be unreasonably withheld); and

(c)	to surrender to the Landlord all keys and access cards to the Premises and supply to the Landlord any access codes to all entrances and a copy of the operating instructions of any security system for the Premises.
3.5	Landlord’s Entry
(a)	To permit the Landlord and persons authorised by it with or without appliances at all reasonable times after giving reasonable prior notice to enter upon the Premises to view their condition, to take inventories of the fixtures in them and to show the Premises to prospective tenants or purchasers;

(b)	To make good all defects and wants of repair to the Premises for which the Tenant is liable within the period of one month from the Tenant’s receipt of written notice from the Landlord to do such works. If the Tenant fails to do such works to permit the

Landlord and persons authorised by it to enter the Premises and do such works and the cost shall be a debt due from the Tenant to the Landlord;

(c)	To permit the Landlord and persons authorised by it at reasonable times after giving reasonable prior notice (but at any time and without notice in an emergency) to enter the Premises (by force if necessary) and do anything the Landlord deems necessary for the purposes of security, fire fighting and protection of the Building.
3.6	Tenant’s Insurance
(a)	To effect and maintain adequate insurance cover with a reputable insurance company approved by the Landlord (whose approval shall not be unreasonably withheld) in respect of liability arising from any accident happening at the Premises or losses suffered or incurred by third parties which might give rise to a claim for indemnity under Clause 3.13, such insurance shall be in an amount (for any one claim or series of claims arising out of any one event) of not less than HK$15,000,000.00 or such other amount as the Landlord may from time to time reasonably require;

(b)	Any such policy of insurance shall be endorsed to show the interest of the Landlord and shall contain a clause to the effect that the insurance cover and its terms and conditions shall not be cancelled, modified or restricted without the Landlord’s consent (which consent shall not be unreasonably withheld);

(c)	To produce to the Landlord when required by the Landlord from time to time the original policy of insurance together with an original receipt for the last payment of premium and a certificate from the insurance company that the policy is fully paid up and is valid and subsisting;

(d)	As soon as reasonably practicable to apply all money received under any policy effected under Clause 3.6(a) in making good the losses in respect of which it was paid;

(e)	To notify the Landlord promptly of any damage to the Premises;

(f)	Not without the Landlord’s written consent to effect any insurance which may reduce the insurance money receivable by the Landlord.
3.7	Tenant’s Activities
(a)	To carry on in the Premises the activities and make the investments referred to in the Application;

(b)	Not to vary or depart from the activities and investments as set out in the Application without the Landlord’s prior approval and, in making any application for such approval, to submit full details of such new or varied activities and/or investment to the Landlord in writing;

(c)	From time to time during the Term the Landlord may carry out a review of the Tenant’s activities at the Premises to verify the implementation and realisation of the Tenant’s proposed activities and investment set out in the Application;

(d)	The Tenant shall cooperate with such review and provide the Landlord with such information and access to the Premises as the Landlord shall reasonably require (the Landlord keeping any information confidential as reasonably required by the Tenant);

(e)	If the Landlord reasonably determines that the Tenant has deviated or departed from its proposed activities and/or investment as stated in the Application, to use reasonable endeavours to immediately prepare a revised plan of investment and activities to be carried out in the Premises (“Revised Activities”) acceptable to the Landlord and to implement the approved Revised Activities for the remainder of the Term;
PROVIDED THAT in the event that either the Landlord and Tenant cannot agree on the Revised Activities or the Tenant is unable, or it appears to the Landlord in its discretion that the Tenant will be unable for any reason to implement the Revised Activities, the Landlord (without prejudice to any other rights) shall have the right on giving the Tenant not less than 3 months written notice to terminate this Lease and at the expiry of such notice period this Lease shall cease to have further effect but without prejudice to any antecedent rights or claim of either party and without prejudice also to the Landlord’s right to demand payment and claim against the Tenant for all the remaining rent and other payments due and payable by the Tenant under this Lease for the remaining unexpired Term of this Lease. The Tenant shall upon termination of this Lease, yield up the Premises in such manner as provided in Clause 3.4 of this Lease.
3.8	Use
(a)	Not to use the Premises for any purpose other than the Permitted Use;

(b)	Not to commit waste or use the Premises for gambling or any offensive trade or business or any illegal, immoral or improper purposes or so as to cause nuisance, damage or danger to the Landlord or the occupiers of neighbouring premises;

(c)	Not to use the Premises for the storage of goods other than in small quantities consistent with the nature of the Tenant’s trade or business;

(d)	Not to keep at the Premises any dangerous inflammable or explosive goods or firearms and ammunition Provided that if it is necessary to keep any dangerous, inflammable or explosive goods at the Premises in the normal course of the Permitted Use, the Tenant shall inform the Landlord of the nature of such goods and their method of storage and shall comply with the requirements of the Landlord and all lawful authorities in relation thereto, and shall promptly provide the Landlord with all information relating thereto as the Landlord may reasonably request from time to time;

(e)	Not to make any noise (including but not limited to music or sound produced by broadcasting from television, radio and any equipment capable of producing or reproducing music or sound) which is audible outside the Premises, or make any vibration or odour in the Premises which is or may be a nuisance to the occupiers of nearby premises, or allow any smoke, fumes or gas to escape from the Premises; or do anything on the Premises which may be a nuisance or cause annoyance, danger, injury or damage to the Landlord or any neighbouring tenants or occupiers;

(f)	Not to place on the Premises anything (including any safe) of a weight in excess of the floor loading of the Premises prescribed by the Landlord, or on parts of the Premises containing reinforced flooring, anything of a weight in excess of the appropriate weightings for which such reinforcements were designed and to comply with any prescription by the Landlord of the maximum weight and permitted location of safes and other heavy equipment and any requirements of the Landlord that the same stand on supports of such dimensions and materials as the Landlord reasonably determines;

(g)	To use the raised flooring and false ceiling (if any) in the Premises with care and in accordance with the Landlord’s instructions and not to overload, scratch or place any article which would release water onto the raised flooring or false ceiling;

(h)	To comply with all legislation in relation to the Premises and the conduct of the Tenant’s business on the Premises and storage of any goods therein and to apply for any requisite licences or permits from all competent authorities in respect of the Tenant’s business and activities in the Premises;

(i)	Not to do anything which would amount to a breach or non-observance of any provision of the Government grant under which the Landlord holds the portion of the Development on which the Building is situated;

(j)	To ensure that all refuse is disposed of by arrangement with and in containers specified by the Landlord and if the Landlord provides a collection service for refuse, to use such service exclusively at the sole cost of the Tenant;

(k)	Not to place or leave anything in the Common Parts nor to tout or solicit business or distribute anything within the Building or the Development without the permission of the Landlord;

(l)	To take delivery of furniture, equipment, fittings or bulky items in and out of the Building only during the hours reasonably specified by the Landlord from time to time and to take such delivery only in the lift and along the route designated for that purpose by the Landlord;

(m)	Not to discharge into any Service Media any substance that may obstruct them or cause damage or danger or anything likely to pollute;

(n)	Not to conduct any auction fire bankruptcy or similar sale at the Premises;

(o)	Not to keep any animals birds or pets inside the Premises and to take all precautions to the reasonable satisfaction of the Landlord to prevent the Premises from becoming infested by pests including, if the Landlord so requires, the employment at the Tenant’s cost of such pest extermination contractors and at such intervals as the Landlord may reasonably determine;

(p)	Not to allow any person to use the Premises for residential purposes.
3.9	Alterations
(a)	Not to make any alterations or additions to the Premises or to the Service Media or to install any plant, equipment, apparatus or machinery in the Premises or to cut or injure any doors, windows, walls, floors, ceilings or other part of the Premises without the Landlord’s consent (which consent shall not be unreasonably withheld);

(b)	Not to install any air-conditioning plant or equipment, machinery or other mechanical apparatus on the Premises without the Landlord’s consent (which consent shall not be unreasonably withheld) and to comply with the directions and instructions of the Landlord regarding installation;

(c)	Not to erect install or alter any partitioning in the Premises without the Landlord’s consent (which consent shall not be unreasonably withheld) and to comply with the directions and instructions of the Landlord regarding installation (but Landlord’s consent shall not be required for installation of non-structural, demountable partitioning which is removable without damage to the Premises);

(d)	Not without the Landlord’s consent (which shall not be unreasonably withheld) to install additional locks bolts or other fittings to the entrance doors of the Premises;

(e)	Not to erect exhibit or display on the Premises or the Building any writing, sign, aerial, flagpole or other device so as to be visible from outside the Building without the Landlord’s consent Provided That the Tenant may display its name and business in the reception of the Premises or on the door thereof in such lettering, characters and materials as the Landlord shall approve (which approval shall not be unreasonably withheld);

(f)	Not to do anything which alters or affects the external appearance of the Building or to make alterations or additions to the structure or (except for permitted works to the Premises) other parts of the Building or, without limitation, the Common Parts;

(g)	In carrying out any permitted works whatsoever to the Premises or anywhere within the Development to observe and perform the provisions of Clause 3.2 mutatis mutandis.
3.10	Statutory Notices

To notify the Landlord forthwith in writing of the contents of any notice received by the Tenant from any competent authority concerning the Premises or any of the Utilities.

3.11	Alienation
(a)	Not to transfer, assign, underlet, licence, share, hold for the benefit of another or otherwise part with the possession or occupation of the Premises or any part of them or the right to use them so that any person not a party to this Lease obtains the use or possession of the Premises or any part of them and without limiting the generality of this, the following acts and events shall be deemed to be breaches of this Clause:
(i)	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual;

(iii)	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person who owns a majority of its voting shares or who otherwise has effective control thereof;

(iv)	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess or occupy the Premises;

(v)	The change of the Tenant’s business name without the consent of the Landlord (which consent shall not be unreasonably withheld).

3.12	Insurance and Fire Prevention
(a)	Not to do anything whereby any policy of insurance on the Premises and/or the Building and/or the Development against damage by fire and other risks or against claims by third parties may become void or voidable or whereby the rate of premium for any such policy may be increased and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or otherwise rendered necessary by a breach of this Clause;

(b)	To comply with all the recommendations of the Landlord’s insurer and the fire authority;

(c)	To keep the Premises supplied with such fire fighting equipment as the Landlord’s insurer and the fire authority may require and to maintain it in working order and to the satisfaction of the Landlord’s insurer and the Landlord and at least once every six months to have any fire fighting equipment inspected by a competent person;

(d)	Not to obstruct the access to any fire equipment or the means of escape from the Premises;

(e)	To carry out any periodic testing of electrical installations at the Premises required by regulations made under the Electricity Ordinance (Cap. 406).
3.13	Indemnities

To indemnify the Landlord against all losses arising directly or indirectly from:
(a)	the act, omission, neglect or default (irrespective of whether wilful or not) of the Tenant or any employee, visitor, licensee, agent or contractor of the Tenant;

(b)	any breach by the Tenant of this Lease;

(c)	the defective or damaged condition of the Premises or any other area, the repair of which is the Tenant’s responsibility under this Lease;

(d)	the spread of fire or smoke or water or any other substance originating from the Premises, and this Clause shall survive the expiry of the Term.

3.14	Exclusion of Liability

Notwithstanding Clauses 4.1 and 4.3, not to hold the Landlord liable in any way to the Tenant or to any other person for any losses which may be suffered by the Tenant or by any other person or any property however caused (unless directly caused by the wilful default or gross neglect of the Landlord or its employees) and in particular, but without limitation, caused by or in any way owing to:
(a)	any interruption, failure, malfunction, reduction or termination of or defects in or any other condition of any of the Utilities, Service Media or Common Parts or any machinery, plant, facility, services, equipment, installations or fixtures in the Building or the Development;

(b)	the act, neglect or default of the tenants and occupiers of any other parts of the Building or the Development and their employees and licensees;

(c)	any defect in the supply of electricity or from any surge, reduction, variation, interruption or termination in the supply of electricity;

(d)	any typhoon, landslide, subsidence, fire, leakage of water, fumes, smoke or electricity from the Service Media or any other part of the Building or the Development including plant, facility, services, machinery, installations, apparatus and other fixtures therein or dropping or falling of anything from any part of the Building or the Development or vibrations from any part of the Building or in the Development or the influx of rain into the Premises, or the activity of rats or other pests in the Building;

(e)	the defective or damaged condition of the Premises, the Building or the Development;

(f)	any want of security or safekeeping at the Building or Development;

(g)	any non-enforcement of any rules or regulations made by the Landlord; or

(h)	any exercise of the Landlord’s rights under this Lease including (without limitation) the carrying out of any building works;
nor shall the Rent or Service Charges or any other sums due from the Tenant under this Lease abate on account of any such event save as provided in Clause 6.3.

3.15	Regulations

To comply with the rules for the Building and/or the Development from time to time made or adopted by the Landlord (including without limitation the Tenant’s Handbook, the Safety, Health and Environment (SHE) Handbook and the Fitting Out Guidelines) provided that if there is a conflict between such rules and this Lease, this Lease shall prevail.

3.16	Costs

To pay to the Landlord on an indemnity basis, as rent and within 14 days of demand, all costs and other expenses properly and reasonably incurred by the Landlord in relation to:
(a)	every application made by the Tenant for consent whether it is granted, refused, offered subject to any qualification or withdrawn;

(b)	professional advice obtained by the Landlord following an application by the Tenant for consent, permission or approval under this Lease;

(c)	the preparation and service of a schedule of dilapidations during or after the expiry of the Term;

(d)	the recovery of Rent, Service Charges or other sums due from the Tenant;

(e)	the standard fees imposed by the Landlord from time to time in respect of the vetting of any drawings and specifications for any works proposed to be carried out by or on behalf of the Tenant;

(f)	professional advice obtained by the Landlord in inspecting or monitoring any works carried out by or on behalf of the Tenant;

(g)	affixing, altering or replacing the Tenant’s name on the directory boards or directional signs in the Building and/or the Development,

and this Clause shall survive the expiry of the Term.

3.17	Evidence of Compliance

To produce to the Landlord such evidence as the Landlord may reasonably require from time to time to satisfy itself that the provisions of this Lease have been complied with.

3.18	Environmental Issues
(a)	Subject to sub-clauses (b) and (c), to ensure that the Premises are free of Hazardous Substances throughout the Term of the Lease.

(b)	To comply with all Environmental Laws in relation to:
(i)	the Premises; and

(ii)	the presence, treatment or transportation of Hazardous Substances in, on or about the Premises.
(c)	To ensure that no release, leakage, discharge, spill, disposal or emission of Hazardous Substances will occur in, on or about the Premises.

(d)	“Hazardous Substances” shall mean:
(i)	any substance, gas, liquid, waste, chemical, mineral or other physical or biological matter which:
(1)	is or may become toxic, corrosive, reactive, flammable or inflammable; or

(2)	is otherwise harmful to the environment or any life form or which may cause pollution, contamination or any hazard or increase in toxicity in the environment or may leak or discharge or otherwise cause damage to any person, property or the environment (including, without limitation, asbestos, asbestos containing materials, polychlorinated biphenyls, petroleum and its derivatives); or
(ii)	a material or compound controlled, prohibited or regulated from time to time by any Environmental Law.
(e)	“Environmental Laws” means any and all applicable laws, rules, regulations, orders, notices, directions, requirements, permits, codes, judgments, decrees, treaties, or other measures governing safety, health and/or protection of the environment.

(f)	The Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, legal fees, consultant and expert fees) arising, during or after the Term from or in connection with the presence or suspected presence of Hazardous Substances in, on or about the Premises or from any breach of this Clause 3.18 by the Tenant, except to the extent that the Hazardous Substances are present as a result of acts of the Landlord.

4.	LANDLORD’S AGREEMENTS

The Landlord agrees with the Tenant (subject to the Tenant duly paying the Rent and Service Charges and not breaching this Lease) as follows:

4.1	Quiet Enjoyment

Subject to Clause 2.3 and Clause 3.1, that the Tenant may have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or anyone lawfully claiming under through or in trust for the Landlord provided that any noise or disturbance suffered by the Tenant arising from the ordinary use of adjoining premises shall not be a breach of this Clause.

4.2	Property Tax

To pay any property tax relating to the Premises.

4.3	Services

To use best endeavours to procure that the Manager provides such of the Services at such times and in such manner as the Landlord shall in its discretion deem necessary or desirable in the interests of the Development.

5.	DEPOSIT

5.1	Payment

On the date of this Lease, the Tenant shall pay to the Landlord the Deposit (in the amount of six months’ Rent, Service Charges, Government rent and rates) to secure compliance by the Tenant with this Lease. If there is any increase in the Rent, Service Charges, Government rent or rates during the Term the Tenant shall immediately pay to the Landlord a further sum so that the total Deposit equals six months’ Rent, Service Charges, Government rent and rates as so increased.

5.2	Deduction

The Deposit shall be held by the Landlord during the Term without payment of any interest to the Tenant and the Landlord shall have the right (in addition to any other right or remedy) to deduct from the Deposit the amount of any Rent, Service Charges and other charges payable under this Lease and any losses sustained by the Landlord as the direct or indirect result of any breach by the Tenant of this Lease.

5.3	Further Deposit

If any deduction is made by the Landlord from the Deposit during the Term the Tenant shall immediately following demand by the Landlord make a further deposit equal to the amount deducted and failure by the Tenant to do so shall entitle the Landlord to re-enter the Premises and to end this Lease.

5.4	Repayment

At the expiry of the Term if there is no outstanding breach of this Lease by the Tenant the Landlord will repay the Deposit to the Tenant within 30 days after the Tenant has given to the Landlord vacant possession of the Premises. If, however, there is any breach of this Lease by the Tenant, the Landlord may apply the Deposit or an appropriate part of it towards remedying such breach insofar as this may be possible (in addition to any other right or remedy it may have) in which event the balance of the Deposit (if any) shall be repaid to the Tenant within 30 days of the settlement of the last outstanding claim by the Landlord against the Tenant.

5.5	Transfer

If at any time during the Term, the Landlord transfers its interest in the Premises, the Landlord may transfer to the new owner the Deposit (or the balance of it (if any) if the Landlord is entitled to exercise its right of deduction under this Lease). Upon such transfer, the Landlord (which in this context shall exclude its assigns) shall be released from any liability or obligation under this Lease to refund the Deposit or any balance of it to the Tenant and the Tenant shall be entitled only to claim a refund of the Deposit or the balance of it from the new owner.

6.	FURTHER PROVISIONS

6.1	Re-entry
If:
(a)	any part of the Rent, Service Charges or any other sum payable under this Lease is unpaid for 14 days after becoming due (whether formally demanded or not);

(b)	the Tenant commits any breach of this Lease; or

(c)	the Tenant is insolvent which for the purposes of this Lease means:
(i)	the Tenant becomes bankrupt or goes into liquidation or a receiving order is made against it;

(ii)	a receiver is appointed in respect of any of the Tenant’s assets;

(iii)	possession of any of the Tenant’s assets is taken by a chargee or mortgagee;

(iv)	any distress or execution is levied on the Premises or on any of the Tenant’s assets;

(v)	the Tenant stops or suspends payment of its debts or is unable or admits it is unable to pay them;

(vi)	the Tenant enters into a scheme of arrangement with its creditors;

(vii)	the Tenant stops or suspends the carrying on of its business or threatens to do so;

(viii)	the Tenant fails to satisfy any judgment given in any action against it unless such judgment has been appealed within the requisite time limit and that appeal has not yet been disposed of; or

(ix)	any other similar event, action or proceeding occurs or is taken in respect of the Tenant in any jurisdiction;

the Landlord may, without prejudice to the Landlord’s other rights and remedies, at any time re-enter the Premises or any part of them in the name of the whole whereupon this Lease shall end but any right of action of the Landlord under this Lease shall remain. The Landlord may exercise its rights under this Clause 6.1 by serving written notice on the Tenant without physically entering the Premises notwithstanding any statutory or common law provision to the contrary.

6.2	Tenant’s Property

If, after the Tenant has vacated the Premises at the expiry of the Term, any of its property remains in the Premises or if at any time the Tenant leaves any property in the Common Parts, the Tenant shall be deemed to have abandoned such property and the Landlord may remove and sell or otherwise dispose of that property. The Tenant shall indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is sold by it in the mistaken belief, held in good faith, (which is to be presumed unless the contrary is proved) that the property belongs to the Tenant. All proceeds of sale shall belong to the Landlord absolutely. The Tenant shall indemnify the Landlord against any damage occasioned to the Premises and the Common Parts (or either of them) and any losses caused by or related to the presence of the property in the Premises and the Common Parts (or either of them).

6.3	Destruction of Premises
If:
(a)	the Premises or any substantial part of them are rendered unfit for the Permitted Use or inaccessible by any cause other than as a direct or indirect result of the Tenant’s or its contractors’, servants’, visitors’, employees’ or licensees’ act neglect or default and if any policy of insurance effected by the Landlord has not been vitiated or payment of the policy money refused in whole or in part due to any act, neglect or default of the Tenant or its contractors, servants, agents, visitors, employees or licensees; or

(b)	any order is issued by the Government or any competent authority preventing or restricting the use of the Premises or any substantial part of them other than due to any act, neglect or default of the Tenant or its contractors, servants, agents, visitors, employees or licensees, then
(i)	the Rent and Service Charges or a fair proportion of them according to the nature and extent of the damage sustained or order made (the Landlord’s determination of which being binding on the Tenant) shall after the expiration of the current month cease to be payable until the Premises have been again rendered fit for the Permitted Use and accessible or such order has been complied with (as the case may be); and

(ii)	if the Premises have not been rendered fit for the Permitted Use and accessible or such order has not been complied with within six months of the damage or date when such order become operative (as the case may be) either party may end this Lease by giving not less than one month’s notice in writing to the other but any right of action which either party may have against the other under this Lease shall remain.
Provided that the Landlord shall be under no obligation to reinstate the Premises or comply with such order.

6.4	Out of Service Hours Air Conditioning

Air-conditioning to the Premises outside the Service Hours shall be available if the Tenant so requests in accordance with the procedure set out in the Tenant’s Handbook, subject to the Tenant paying the applicable out of hours air conditioning charges specified by the Landlord from time to time.

6.5	Change of Name

The Landlord shall from time to time during the Term be entitled to change the name of the Building and/or the Development or any part of it and the Landlord shall not be liable for any costs or expenses incurred by the Tenant as a result of such change.

6.6	Signs

The Tenant shall pay the Landlord within 14 days of demand the reasonable cost of affixing repairing or replacing as necessary the Tenant’s name in lettering on the directory board at the entrance to the Building and on the directory board on the floor on which the Premises are situated.

6.7	Waiver
(a)	No condoning, excusing or overlooking by the Landlord of any default or breach on the part of the Tenant, and no failure or delay by the Landlord in exercising any right, power or remedy provided by law or under this Lease, shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise or enforcement of any other right, power or remedy. The rights, powers and remedies provided in this Lease are cumulative and not exclusive of any rights, powers and remedies provided by law.

(b)	No waiver of any right, power or remedy of the Landlord shall:
(i)	be valid unless signed by the Landlord in writing and containing an express statement that it is a waiver pursuant to this Clause 6.7(b); or

(ii)	be inferred from or implied by anything done (including the acceptance by the Landlord of Rent and/or other amounts payable under this Lease) or omitted to be done by the Landlord unless expressed in writing and agreed by it.
(c)	Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and not as a general waiver or release of any of the provisions of this Lease nor shall it be construed as dispensing with the necessity of obtaining the specific consent of the Landlord in future, unless expressly so provided.
6.8	Legal Costs. Stamp Duty and Other Fees

The stamp duty payable on this Lease shall be borne by the parties in equal shares but the land registration fee (if any) shall be paid by the Tenant. The Tenant shall also pay one half of the Landlord’s solicitor’s costs for the preparation and completion of this Lease unless:
(a)	the Tenant instructs its own solicitor, in which event, each party shall pay its own solicitors’ costs for the preparation, approval and completion of this Lease; or

(b)	the Tenant, being legally unrepresented, accepts this Lease prepared by the Landlord’s solicitors in full without proposing any amendments. For the avoidance of doubt, the Tenant shall still be responsible to pay one half of the Landlord’s solicitor’s costs if the Tenant in this case, requests for amendments to the draft of this Lease but finally agrees to withdraw all of them and accepts the draft of this Lease in full.
6.9	Notices
(a)	Any notice required to be served under this Lease shall be sufficiently served if delivered to or despatched by post to or left at the respective addresses of the parties set out in this Lease or any other address in Hong Kong notified from time to time to the other party in accordance with this Clause, or in the case of the Tenant at the Premises.

(b)	Any notice, demand or other communication required to be served under this Lease shall be in writing delivered personally or by prepaid letter or facsimile transmission, and (in the case of a facsimile transmission) confirmed by letter delivered personally or sent by prepaid mail within 24 hours of despatch of such facsimile transmission provided that no failure to deliver or despatch and no delay or despatching such confirmatory letter shall affect the original notice given.

(c)	Any notice served pursuant to this Clause 6.9 shall be deemed to have been served:
(i)	if delivered personally, on the first Working Day following the delivery;

(ii)	if sent by prepaid letter, on the first Working Day following the delivery; and

(iii)	if sent by facsimile transmission, on the first Working Day following successful transmission.
(d)	In proving service in the case of facsimile transmission, it shall be sufficient proof that it was properly addressed and successfully transmitted to the correct number.
6.10	No Warranties
(a)	The Landlord does not represent or warrant that the Premises are suitable for the Permitted Use and the Tenant must satisfy itself that they are suitable for that use.

(b)	The Tenant acknowledges that it has duly inspected and is satisfied with the Premises and accepts the Premises on an “as is” basis.

(c)	This Lease supersedes any and all previous agreements between the parties and constitutes the entire agreement between them and there are no other express terms (whether oral or in writing) or implied terms agreed between them. All representations, warranties, statements or agreements, whether made orally or in writing, prior to and simultaneously with the grant of this Lease relating to any of the matters referred to herein are hereby waived, negated and excluded unless otherwise agreed or confirmed by the parties in writing after the date of this Lease.

(d)	The Tenant acknowledges that in entering into this Lease, it is not relying upon any representation, warranty, statement or agreement, undertaking, promise or assurance made or given by the Landlord or any other person, whether or not in writing, at any time prior to or simultaneously with the grant of this Lease which is not expressly set out in this Lease.

(e)	The Landlord does not warrant that any or adequate insurance against fire or any other risks exists in respect of the Building or the property of the Tenant therein.

(f)	So far as the law allows, the Tenant is not entitled to any rights affecting the Building or the Development and nothing in this Lease shall confer on the Tenant any right mentioned or referred to in Section 16(1) of the Conveyancing and Property Ordinance (Cap.219) other than those expressly set out herein.
6.11	Illegality or Unenforceability

Any provision of this Lease prohibited by or rendered unlawful by or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Lease and rendered ineffective insofar as it is possible without modifying the remaining provisions of this Lease. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the intent that this Lease shall be valid and binding and enforceable in accordance with its terms.

6.12	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance or any statutory modification or re-enactment thereof, the Rent and Service Charges shall be in arrears if not paid in accordance with Clause 3.1.

6.13	Release of Obligations

Subject to Clause 5.5, the Tenant agrees that in the event that the Landlord disposes of its interest in the Premises, the Landlord shall be released from all its obligations liabilities or covenants under this Lease notwithstanding any rule of law to the contrary and the Tenant agrees not to bring any claim or proceedings against the Landlord in respect of any of the Landlord’s obligations, liabilities or covenants hereunder.

6.14	Disclosure of Information

The Tenant agrees that the Landlord may disclose the information contained in this Lease to the Manager, an assignee or mortgagee or potential assignee or mortgagee of the Premises or a Government department or third party reasonably requiring such information.

6.15	Governing Law

This Lease shall be governed by and construed according to the law of Hong Kong and the parties shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

6.16	No Premium

The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this Lease.

6.17	Amendments

This Lease may only be varied or modified by a supplemental lease or other document signed by all the parties hereto. No provision of this Lease may be waived, discharged or terminated orally, except only by an instrument in writing signed by the parties against whom enforcement of the waiver, discharge or termination is sought.
EXECUTED on the day first above written.

SCHEDULE 1
Particulars

BUILDING	:	Lakeside 1, No. 8 Science Park West Avenue at Phase Two of Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong (Tai Po Town Lot No. 182).

PREMISES	:	Units 309 and 310 of the 3rd Floor of the Building as shown for identification purposes only coloured pink on the plan annexed hereto.

TERM	:	3 years commencing on 23 August 2010.

RENT	:	HK$99,139.96 per calendar month.

SERVICE CHARGES	:	HK$37,610.00 per calendar month which is subject to increase by the Landlord in accordance with this Lease.

DEPOSIT	:	HK$868,086.96 i.e. 6 months’ Rent, Service Charges, rates and Government Rent (the latter two items based on 8% of the annual rentals) which is subject to increase in accordance with this Lease and payable in the manner in accordance with Clause 5 of this Agreement.

ADVANCE PAYMENT	:	HK$144,681.16 i.e. one month’s Rent, Service Charges, rates and Government Rent.

PERMITTED USE	:	Research and development of products, services and processes including engineering and advanced manufacturing (but not mass production) in accordance with the cluster(s) of use as stated in the Application and related customer support, sales and marketing services.

SCHEDULE 2
Service Charges
1.	The “Services” means:
(a)	Maintaining cleaning operating lighting repairing replacing renewing repainting redecorating or otherwise treating the Building, the Common Parts and common facilities of the Building and the Service Media, as the Landlord shall consider appropriate (except where any tenant or occupier of the Building is responsible for the same) and cooling the Building during the Service Hours.

(b)	Maintaining cleaning operating lighting repairing replacing renewing decorating landscaping and furnishing the Common Parts, common facilities, Service Media and other parts of the Development, as the Landlord shall consider appropriate (except where any tenant or occupier of the Development is responsible for the same) and providing security, water, sewerage, refuse collection and other services to the Development.

(c)	Cleaning maintaining repairing lighting and operating the roads within the Development (where they form part of the Common Parts) and providing and maintaining street furniture and road signs.

(d)	Providing staff and administration and providing replacing and renewing machinery and equipment in each case required to provide the Services.

(e)	Effecting insurance cover in respect of the Building and such parts of the Development as the Landlord shall deem appropriate in such amounts and against such risks as the Landlord deems appropriate from time to time.

(f)	Providing any other services or facilities which the Landlord shall reasonably think appropriate for the benefit of the Building and the Development and their facilities and amenities or the tenants and occupiers of the Development or visitors to it.
2.	If at any time the costs of providing the Services have increased the Landlord may on one month’s notice increase the Service Charges by an appropriate amount to reflect such increase in cost and thereafter such increased Service Charges shall then be payable and the Landlord’s assessment of the appropriate increase shall be conclusive (save in case of manifest error) PROVIDED THAT:
(a)	if the Tenant is the only tenant of all the lettable unit(s) of the Building it shall pay all Service Charges attributable to the Building;

(b)	if there are any lettable units in the Building which are unlet the Landlord shall bear the Service Charges attributable to those units.
3.	Further increases in the Service Charges may be made in accordance with paragraph 2 of this Schedule after an earlier notice of increase has become operative.

SCHEDULE 3
Landlord’s Provisions

1. Building Function	Office and Laboratory Building

2. Total Gross Floor Area (m2) (4/F Omitted)	25,225 (Common lift core for two buildings)

3. Gross Floor Area per floor (m2) (4/F omitted)	G/F: 5,766 1/F: 3,310
2/F: 3,189
3/F: 3,418
5/F: 3,368
6/F: 3,409
7/F: 2,765

4. Number of Storeys	1 level of Basement for carparking & E&M services

1 level of Retail/restaurant at G/F (parts of G/F of both Lakeside 1 and 2 along Park Arcade)

2 levels of Technical Laboratory + 2 levels of Interstitial E&M services zone (parts of G/F and 1/F at West Wing of both Lakeside 1 and 2)

4 levels of Office for East Wing of Lakeside 2, 5 levels for Lakeside 1 or 6 levels for East Wing of Lakeside 1

3 levels of business center or club house (East Wing of Lakeside 2)

Roof and upper roof for E&M services

5. Height of Building	46.5 mPD (excluding Roof Top structures)

6. Total Lettable Floor Areas (m2)	Refer to Lettable Floor Areas Calculations

7. Slab to Slab Floor Height for Laboratory Floors	West Wing of Lakeside 1

G/F and 1/F: 7m, 4.1m (under E/M interstitial floor)

Structural Clearance and False Ceiling Height (m) for Laboratory Floors	- Lab Corridor (G/F)

structural clearance between floor slab and underside of RC soffit of interstitial floor — 3.5m clear false ceiling height — 2.9m

-Laboratory (G/F)
structural clearance between floor slab and underside of waffle slab above - 6.1m

-Lab Corridor (1/F)
structural clearance between floor slab and underside of RC soffit of interstitial floor - 3.5m clear false ceiling height - 2.9m

- Laboratory (1/F)

structural clearance between floor slab and underside of waffle slab above — 6.6m

8. Slab to Slab Floor Height (m) for R&D Office Floors, and Data Centre	West Wing of Lakeside 1 (R&D Offices) 2/F-7/F: 4.5m
West Wing of Lakeside 1 (Data Centre)
2/F = 4.5m
3/F = 4.5m

East Wing of Lakeside 1 (R&D Offices)
Part 1/F: 7.5m
2/F-7/F:4.5m

9. Finish Floor to Ceiling Height (m) — R&D Office Floors and, Data Centre	West Wing of Lakeside 1 (R&D Offices) 2/F-7/F: 2.7m Building 15 Part 1/F: 4.5m
West Wing of Lakeside 1 (Data Centre)
2/F = 3.40m
3/F — 3.40m
(from the top of floating slab to the underside of the beam)

10. Loading of Floor Slab at Lettable Laboratory Space	15 kPa. (West Wing of Lakeside 1, G/F &1/F only)

Superimposed Dead Load:
• Floor finishes: 0.6 kPa
• Ceiling: N/A (G/F); 0.25 kPa (1/F)
• Services: N/A (G/F); 0.5 kPa (1/F)

11. Loading of Floor Slab at Lettable R&D Office Space, Data Centre and Retail	West Wing of Lakeside 1 (R&D Offices) 2/F-7/F: 5 kPa

Superimposed Dead Load:
• Floor finishes: 0.6 kPa
• Services: 0.25 kPa
• Ceiling: 0.25 kPa

West Wing of Lakeside 1 (Data Centre)
Superimposed Dead Load:
• Floor finishes: 0.6 kPa
• Services: 0.5 kPa
• Ceiling : 0.25 kPa

Design Live Load = 7.5 kPa

12. Loading of Raised Floor at Lettable R&D Office Space and Floating Floor at Data Centre	West Wing of Lakeside 1 (R&D Offices) 2/F-7/F: Live Load: 5 kPa Self-weight: 1 kPa

West Wing of Lakeside 1 (Data Centre)
Live Load: 5 kPa
Self-weight: 1 kPa

Vibration resistance “Class B” Performance for Floating Floor.

Floating floor provided for typical data centre equipment installation, i.e. Server rack and CRAC units, to achieve vibration class of building (Tenants to notify Building Management for non-typical usage)

13. Number of Dangerous Goods & Electronics Gases Storages, UPS room and Parking for Delivery Vehicle	N/A

14. Facade	Office:
double glazed insulated glass unit w/ sun shading fins at office external wall, GMS screen wall at East Wing of Lakeside 1 & 2 upper floors facing the auditorium

Other locations:
Stone cladding at G/F and 1/F, low-e glazing, aluminium cladding, aluminium louvers, aluminium areofoils at various locations Auditorium: Aluminium cladding, low-e glazing

15. Lifts	Passenger lift

6 nos 1200kg/ 16p
Door 1100 x 2100 mm (WxH)

Service/fireman lift
1 no 2500kg
Door 1800 x 2600 mm (WxH)
1 no. 1800kg
Door 1600 x 2300 mm (WxH)

16. Carparking	Basement Carpark

17. Suspended Ceiling	Proprietary ceiling system for all rentable R&D office spaces

(No suspended ceiling provided for laboratory spaces, Data Centre and Retails)

18. Raised Access Flooring System	Proprietary type (bare type — no finish) provided for all rentable office spaces

(No raised floor provided for laboratory spaces and Retail, 100 mm thk RC floating slab for Data Centre)

19. Building core composition	• Lifts and Lift Lobbies
• Common meeting rooms at alternate floors near common lift core areas
• Staircase
• Refuse Chutes
• Toilets/Pantry
• Plant rooms
• IT riser duct/room
• ELV riser duct/room
• Electrical meter room

20. Technical gases / liquids provisions for the laboratories	R&D Office Space N/A

Laboratory Space

Nitrogen, vacuum, compressed air and D.I. Water

21. Electricity Supply for tenant areas	150VA/sqm for R&D Office
375VA/sqm for Laboratory
Dual busduct / cable risers for resilience provided

Data Centre (West Wing of Lakeside 1)
LVSW SB/14/5 with 3200A ACB
Emergency power backup by 3 nos. Generator 750kVa

22. Small Power Distribution for tenant areas	150 mm x 75mm cable trunkings provided inside tenant space

Data Centre (West Wing of Lakeside 1)
Trunking to be installed by tenant

23. Standby Power for the tenant areas	30W/sqm / 12-hour standby for R&D Office 60W/sqm / 12-hour standby for laboratory

Data Centre (West Wing of Lakeside 1) Lighting requirement to be determined by tenant

24. Separate earthing system for electrostatic discharge provided for tenant areas	Laboratory Space and R&D Office Space Additional provision of three separate earth pits with empty ducts for electrostatic discharge and other uses for each of Lakeside 1 and 2.

Laboratory Space
A separate earth terminal on each floor for electrostatic discharge.

Data Centre (West Wing of Lakeside 1)
Earth terminal (3/F) Clean earth terminal (3/F)

25. Lighting in tenant areas	R&D Office Space
Low-glare fluorescent lighting panel. (integrated with photo sensor in building outer perimeter zone)
Illumination 500 lux (average) at desktop level.

Laboratory Space: No

Data Centre (West Wing of Lakeside 1)
Lighting and E-lighting to be provided by tenant
Existing lighting for OP inspection only, will be dismantle after tenant move in

26. Air-conditioning	R&D Office Spaces
A/C ducting & diffusers fitted to final positions, completed with VAV boxes, control zoned with thermostats.

Laboratory Spaces
Basic Air Handling Units (AHUs) provided in AHU room to achieve general air-conditioning (equivalent to Class 100,000 clean room requirement). No air side equipment is provided in tenant area. (Tenants to install their AHUs in the AHU room for their specific clean room requirement.)

Data Centre (West Wing of Lakeside 1)
100 mm CHWP (2/F & 3/F)

100mm standby CHWP (2/F & 3/F)

27. Fire Fighting Provisions	Fire hydrant / hose reel system and automatic sprinkler system. AFA for plant room.

Data Centre (West Wing of Lakeside 1)
Upper layer sprinkler only

28. Security System	CCTV cameras in public area.
Smart card access control, burglar alarm and watchman tour system.
Bio-metrics access control for specific locations.

Data Centre (West Wing of Lakeside 1)
Water alarm sensor at 2/F & 3/F

29. Public Address System	Lift lobby, corridor and toilet.

Data Centre (West Wing of Lakeside 1) Nil

30. TV/Radio and SMATV Broadcast Reception	Up to splitter units at each floor ELV riser duct

Data Centre (West Wing of Lakeside 1)
Nil

31. Telecommuni-cations	IP Phone for Reception and Building Management Office.
Wireless network coverage for outdoor and G/F public area.
Indoor Mobile Services for Entrance Lobby, Lift car and Lift Lobby on each floor.
Structured Cabling linking up Telephone outlet, Fibre Optic outlet and Data / LAN outlet.

Data Centre (West Wing of Lakeside 1)
Nil

32. Information Technology	Electronic Office Directory, Multimedia Display and Interactive Kiosk with network connectivity.
Intranet and Internet access.
Web-based video conference system.
VLAN assignment.
Video streaming system.
On-line reservation system.

Data Centre (West Wing of Lakeside 1)

Nil
33. Pantry	Counter with sink, cold water and electric heater hot water supply and cupboard. Reserved water and drain connection points for tenants’ addition of their own pantries (for R&D office except 5/F of East Wing of Lakeside 1)

34. Toilet	Fully fitted, incorporating paper towel, soap dispensers, refuse receptacles, hand dryers, cold water and electric heater for hot water supply, etc.

F & M toilets:
Water closet with concealed cistem, wash basin, infrared wash basin mixer, wall basin faucet, wall basin faucet, wall mount urinal with sensor & partition, soap dispenser, hand dryer/ paper towel dispenser/ waste receptacle, toilet paper holder, sanitary napkin & tower receptacle, coat hook, cold water and electric heater for hot water supply for both Biotech Centre 1 and 2.

Disable toilets
Water closet with cistern, wash basin (with cold water and electric heater for hot water supply), basin mixer soap dispenser, toilet roll holder, handrails & folding grab rail, automatic hand dryer, waste receptacle, sanitary napkin & tower receptacle for both Biotech Centre 1 and 2.

35. Chemical Drain	R&D Office Space N/A

Laboratory Space Pipework only

36. Fume exhaust	R&D Office Space N/A

Laboratory Space Fume exhaust ductwork

SIGNED by Engnam Anthony TAN, Chief Executive Officer for and on behalf of the Landlord whose signature is verified by:	) ) ) ) )

Yiu Chi Wing
Solicitor, Hong Kong SAR
Messrs. Baker & McKenzie

SIGNED by George William Haberlin Director for and on behalf of the Tenant in the presence of:	) ) ) ) )

Szilvia Kozma
HKID No. R659507(2)
Cost Accountant

RECEIVED on or before the day and year first above written of and from the Tenant the Deposit in the total sum of HONG KONG DOLLARS EIGHT HUNDRED AND SIXTY EIGHT THOUSAND EIGHTY SIX AND CENTS NINETY SIX ONLY (of which the sum of HK$810,570.72 shall be transferred from the previous Lease entered into between the Landlord and the Tenant dated 17 October 2007 (“Prior Lease”), which shall, upon the expiry of the Prior Lease, be transferred to and form part of the Deposit payable under this Lease, but without prejudice to the Landlord’s right to deduct or withhold, prior to or after such transfer, from the said sum of HK$810,570.72 any amount for any losses, claims or demands which the Landlord may have against the Tenant under the Prior Lease and, in any such event, the Tenant shall pay to the Landlord such amount as is necessary to make up the total of the Deposit payable under this Lease).
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	HK$868,086.96

LEGEND :

- ☐ & ☐ LETTABLE UNITS
- ▨ & ▨ COMMUNAL TOILETS, LIFT LOBBIES, PASSAGEWAYS etc. ON THE FLOOR
- ● WASTE PIPE DRAIN CONNECTION POINT(WP)
- △ COLD WATER TAP(CWP)
- X COLD WATER CAPPED OFF POINT
- ☐ TENANT'S OCCUPIED SPACE COLOURED PINK

WEST WING
EAST WING
CAPPED OFF POINT
CAPPED OFF POINT

LETTABLE AREA OF OFFICE UNIT / UNITS

UNIT NO.	OFFICE AREA (ft²) NOTE 1	PROPORTIONATE SHARE OF COMMUNAL TOILETS, LIFT LOBBIES, PASSAGEWAYS, etc ON THE FLOOR (ft²) NOTE 2	LETTABLE AREA (ft²)
301	1,042.81	169.64	1,212.45
302	1,241.94	202.04	1,443.98
303	1,241.94	202.04	1,443.98
305	1,241.94	202.04	1,443.98
306	1,241.94	202.04	1,443.98
307	3,128.21	508.92	3,637.13
308	3,736.37	607.84	4,344.21
309	3,961.66	796.74	4,758.40
310	2,300.46	462.64	2,763.10
311	1,717.60	313.12	2,030.72
312	1,717.60	313.12	2,030.72
313	1,717.60	313.12	2,030.72
315	1,880.56	342.83	2,223.39
316	1,656.46	301.93	1,958.39
317	1,644.08	299.67	1,943.75
Total Lettable Area of 3/F			34,708.90

Hong Kong 香港科技園
Science & Technology Parks

L&O ARCHITECTS

HONG KONG SCIENCE PARK
PHASE 2
NO.8 SCIENCE PARK WEST AVENUE

Drawing Title
3/F PLAN LETTABLE AREA

Drawing No.
3/301-317

LETTABLE AREA OF OFFICE UNIT / UNITS PROPORTIONATE SHARE OF
UNIT NO. OFFICE AREA COMMUNAL TOILETS LIFT LOBBIES, LETTABLE AREA
PASSAGEWAYS, etc ON THE FLOOR Note 1 The area contained within the enclosing wells of the Unit measured up to the external face of an external wall or the centre line of a wall separating adjoining units. Note 2 The proportionate shore of the communal areas include toilets, lift lobbies, passageways etc. on that floor allocated for the use of the Tenant in common with other tenants on that floor. The Lettable Areas being calculated are in accordance with the definition of Lettable Area as follows: ‘Lettable Area’ means the area contained within the enclosing walls of the Premises measured up to the exterior lace of an external wall or the centre line of a wall separating adjoining units, as the case may be. Enclosing walls separating the Premises from a lightwell, a lift shaft or any similar vertical shaft, or a common area, shall be deemed an external wall and its full thickness shall be included. All internal partitions and columns within the Premises shall be included. If the Premises comprise or include a whole floor of the Building the Lettable Area shall include areas on such floor which are exclusively allocated for the use of the Tenant including (without limitation) toilets and lift lobbies but shall exclude areas to be used in common with others including (without limitation) staircases, smoke lobbies, lift shafts and plant rooms. If the Premises comprise or include one of two or more separately demised units making up a whole floor of the Building the Lettable Area of the Premises shall include the areas on such floor which are exclusively allocated for the use of the Tenant plus a proportionate share of the communal toilets, lifts lobbies and passageways on such floor allocated for the use of the Tenant in common with other tenants on that floor, such that the aggregate Lettable Areas of all units on such floor would equal the Lettable Area of the floor if occupied as one single unit.